Exhibit 99.1

IMMEDIATE RELEASE

October 28, 2015

Snyder’s-Lance, Inc. Signs Definitive Agreement
to Acquire Diamond Foods, Inc.

Brings Together Two Highly Complementary Companies, with Iconic Snacking Brands

Expected to be Accretive to Snyder’s-Lance 2016 Annualized Earnings per Share

Estimated Annual Synergies of $75 Million

Will Host Conference Call at 10:00am Eastern Time to Discuss Transaction

CHARLOTTE, N.C., and SAN FRANCISCO, C.A., October 28, 2015 /PRNewswire/ -- Snyder’s-Lance, Inc. (NASDAQ: LNCE) (“Snyder’s-Lance” or “Company”) and Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond Foods” or “Diamond”) today announced that they have entered into a definitive agreement under which Snyder’s-Lance will acquire all outstanding shares of Diamond Foods in a cash and stock merger transaction for approximately $1.91 billion, including the assumption of approximately $640 million of indebtedness. Under the terms of the agreement, Diamond stockholders will receive 0.775 Snyder’s-Lance shares and $12.50 in cash per Diamond Foods share upon closing of the transaction. The agreement has been approved by the Boards of Directors of both companies, who recommend that their respective stockholders approve the transaction. Oaktree Capital (NYSE:OAK), Diamond’s largest stockholder, has agreed to vote in favor of the transaction. Diamond Foods stockholders will own approximately 26% of the combined company based on today’s outstanding share counts.

The strategic combination of Snyder’s-Lance and Diamond Foods creates an innovative, highly complementary and diversified portfolio of branded products. Diamond Foods is a leading snack food company with five brands including Kettle Brand® potato chips, KETTLE® Chips, Pop Secret® popcorn, Emerald® snack nuts, and Diamond of California® culinary nuts. Each Diamond Foods brand brings unique strengths that fit with Snyder’s-Lance’s strategic plan while increasing the company’s annualized net revenue to approximately $2.6 billion.

The transaction expands Snyder’s-Lance’s footprint in “better-for-you” snacking and increases the Company’s existing natural food channel presence. Snyder’s-Lance expects that this transaction will expand and strengthen its Direct Store Delivery (“DSD”) network in the United States, and provide Snyder’s-Lance with a platform for growth in the UK and across Europe.

Snyder’s-Lance expects the transaction to be immediately accretive to the Company’s 2016 annualized earnings. The significant synergy potential includes an estimated $75 million in annual cost savings, of which approximately $10 million will be re-invested in the business to achieve the combined company’s growth plans. This excludes transaction-related and integration costs. Synergies are expected to come from increased scale of the combined company, leveraging Snyder’s-Lance existing distribution system and cost reductions. In addition Snyder’s-Lance will gain the benefit of tax net operating losses (NOL’s) with a net present value of $110 million dollars.

“Diamond Foods is a clear industry leader with exceptional brands, and we’re excited to bring together these two highly complementary companies,” said Carl E. Lee, Jr., President and Chief Executive Officer of Snyder’s-Lance. “Diamond has excelled in delivering exceptional product quality and innovation across their entire product portfolio, with products and ideas that work perfectly alongside our Snyder’s-Lance brands. We plan to take full advantage of the combined sales forces of Snyder’s-Lance and Diamond to drive stronger top line growth than either company could achieve alone. Additionally, we will have an opportunity to grow internationally with Diamond’s existing European platform, bringing unique products to consumers in that market. By combining the resources and expertise of Snyder’s-Lance and Diamond, we expect to see widening profit margins with additional scale and an expanding line of our better-for-you products. We welcome the Diamond team to the Snyder’s-Lance family and look forward to winning together.”

“The combination of Diamond and Snyder’s-Lance provides the opportunity to create significant value for our stockholders and offers immediate benefits for consumers,” said Brian J. Driscoll, President and Chief Executive Officer of Diamond Foods. “This transaction will create a diversified, branded snacking portfolio with greater operating scale. In addition, we expect the transaction will provide us with greater resources to further develop new product innovation and broaden our geographic reach and route to market across complementary customer bases. We are excited about the opportunities this combination will create for consumers and our stockholders.”

Compelling Strategic Rationale

Snyder’s-Lance believes the combined company will have a significantly expanded portfolio and enhanced capabilities, including:

•	Broad Array of Iconic Snacking Brands - The new Snyder’s-Lance will offer an enhanced portfolio of iconic brands including: Snyder’s of Hanover®, Kettle Brand®, KETTLE® Chips, Lance®, Pop Secret®, Cape Cod®, Snack Factory® Pretzel Crisps®, Emerald® nuts, Late July® and Diamond of California® nuts, among others
•	International Expansion - Opportunities for geographic expansion beginning with Diamond Foods UK presence with future reach across Europe
•	Expanded Better-For-You Presence – The transaction will build upon Snyder’s-Lance’s current “better-for-you” credentials with more brands and products, aligning to important consumer trends with a diversified portfolio of non-GMO and organic branded products
•	Increased Scale – The combination is expected to provide deeper retailer partnerships and a larger presence in snacks, deli and center of store locations. Product distribution is also expected to expand with opportunities in natural, convenience store, food service and other channels

•	Enhanced Operational Platform – The transaction brings together two highly complementary businesses and scalable infrastructure across distribution, manufacturing and procurement
•	Strengthened Capabilities – Strategic combination creates ability to leverage the talents of two robust teams through best practices and knowledge sharing

Additional Details

Completion of the transaction is subject to approval by both Snyder’s-Lance and Diamond stockholders. In conjunction with the agreement, certain stockholders of each company have entered into voting agreements and, subject to the agreements’ terms and conditions, have agreed to vote their shares in favor of the transaction. After close of the transaction, Brian J. Driscoll, President and CEO of Diamond Foods, will join the board of directors of Snyder’s- Lance.

Snyder’s Lance expects to continue to pay a dividend of $0.64 per share.

The transaction is expected to close in early 2016, subject to stockholder and regulatory approvals and other customary closing conditions.

Advisors

Morgan Stanley & Co LLC acted as financial advisor to Snyder’s-Lance. Deutsche Bank Securities, Inc. was advisor to the board and provided a fairness opinion to the Board of Directors of Snyder’s-Lance. Snyder’s-Lance intends to fund the transaction through a combination of cash on hand, existing credit facilities, and fully committed financing provided by BofA Merrill Lynch. Troutman Sanders acted as legal counsel to Snyder’s-Lance.

Credit Suisse acted as financial advisor to Diamond. Fenwick & West acted as legal counsel to Diamond.

Conference Call and Webcast

Snyder’s-Lance will host a conference call to discuss the transaction, scheduled to begin at 10:00am eastern time on October 28, 2015. The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Snyder’s-Lance website at www.snyderslance.com. To participate in the conference call, the dial-in number is (844) 830-1960 for U.S. callers or (315) 625-6883 for international callers. The conference ID is 69017426. A continuous telephone replay of the call will be available between 2:00pm on October 28, 2015 and midnight on November 4, 2015. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 69017426. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder’s-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Wisconsin. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Late July®,

Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, Eatsmart™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. For more information, visit the Company’s corporate web site: www.snyderslance.com.

Snyder’s-Lance Contact: Mark Carter, VP Strategic Initiatives and Investor Relations Officer (704) 557-8386

About Diamond Foods

Diamond Foods is a snack food and culinary nut company focused on making innovative, convenient and delicious snacks as well as culinary nuts true to our 100-year plus heritage. Diamond sells its products under five different widely-recognized brand names: Diamond of California®, Kettle Brand® and KETTLE® Chips, Emerald® and Pop Secret®. Diamond’s mission is to honor nature’s ingredients by making food that people love. Diamond is proud of our offerings, many of which are non-GMO Project verified and free of artificial flavors and preservatives, and is committed to making great tasting products for our consumers. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information, visit the Company’s corporate web site: http://www.diamondfoods.com.

Diamond Foods Contact: Katie Turner, ICR, (415)-230-7952

Cautionary Information about Forward Looking Statements

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include the expected completion of the acquisition of Diamond Foods, Inc., the time frame in which the acquisition will occur, and the expected benefits to Snyder’s-Lance from completing the acquisition. The statements are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include, among other things, the possibility that stockholder approval may not be obtained or that regulatory approval of the proposed acquisition or that other conditions to the closing of the merger may not be satisfied, the potential impact on the business of Snyder’s Lance or Diamond Foods due to the announcement of the transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, difficulties with the successful integration and realization of the anticipated benefits or synergies from the proposed acquisition, the ability of Snyder’s-Lance to achieve its strategic initiatives, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Snyder’s-Lance or Diamond Foods’ overall business, including those more fully described in Snyder’s-Lance filings with the SEC including its annual report on Form 10-K for the fiscal year ended January 3, 2015, and its most recent quarterly report filed on Form 10-Q for the quarter year ended July 4, 2015, and those more fully described in Diamond Foods’ filings with the SEC, including its annual report on Form 10-K for the fiscal year ended July 31, 2015. Except as required by law, neither Snyder’s-Lance nor Diamond Foods undertakes any obligation to update or revise publicly any forward-looking statement as a result of new information, future developments or otherwise.

This news release also includes projections regarding future revenues, earnings and other results which are based upon Snyder’s-Lance’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include general economic conditions; volatility in the price or availability of inputs, including raw materials, packaging, energy and labor; price competition and industry consolidation; changes in our top retail customer relationships; failure to successfully integrate acquisitions; loss of key personnel; failure to execute and accomplish our strategy; concerns with the safety and quality of certain food products or ingredients; adulterated, misbranded or mislabeled products or product recalls; disruption of our supply chain or information technology systems; improper use of social media; changes in consumer preferences and tastes or inability to innovate or market our products effectively; reliance on distribution through a significant number of independent business owners; protection of our trademarks and other intellectual property rights; impairment in the carrying value of goodwill or other intangible assets; new regulations or legislation; interest and foreign currency exchange rate volatility and the interests of a few individuals who control a significant portion of our outstanding shares of common stock may conflict with those of other stockholders, which have been discussed in greater detail in the most recent Form 10-K and other reports filed by Snyder’s Lance with the Securities and Exchange Commission.

Additional Information and Where to Find it

In connection with the proposed transaction between Diamond Foods, Inc. (“Diamond Foods”) and Snyder’s-Lance, Inc. (“Snyder’s-Lance”), Diamond Foods and Snyder’s-Lance intend to file a joint proxy statement/prospectus and relevant materials concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at respective special meeting of stockholders of Diamond Foods and Snyder’s-Lance to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of the Company in advance of the special meeting. STOCKHOLDERS OF Diamond Foods and SNYDER’S-LANCE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING the DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Documents will also be available for free from Diamond Foods at www.diamondfoods.com and from Snyder’s-Lance’s at www.snyderlance.com.

Diamond Foods, Snyder’s-Lance and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies with respect of the proposed transaction. Information about the directors and executive officers of Diamond Foods, including their respective interest in security holding of Diamond Foods, is set forth in the proxy statement for Diamond Foods’ 2015 Annual Meeting of Stockholders, which was filed with the SEC on November 26, 2014. Information about the directors and executive officers of Snyder’s-Lance is set forth in the proxy statement for Snyder’s-Lance’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 1, 2015 and its Current Report on Form 8-K filed with the SEC on October 1, 2015. Investors may obtain additional information regarding the interest of such participants by reading the definitive joint proxy statement/prospectus regarding the transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.